UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 9, 2016

HealthTalk Live, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada	45-1994478
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1955 Baring Boulevard, Sparks, NV 89434
(Address of principal executive offices)

850) 329-5947
(Issuer’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.01. Changes in Control of Registrant

Effective September 9, 2016, our former majority shareholders Johnie M. Yawn and Vicki L. Yawn transferred 22,800,000 of their shares of common stock to Daniel Crawford for a purchase price of $125,000 and pursuant to a Stock Purchase Agreement between the parties.  The purchase price was paid by Mr. Crawford in the form of Secured Promissory Note (the “Note”) in favor of Dr. and Mrs. Yawn.  The Note is due in full on or before December 9, 2016 and bears no interest except in case of default.  The Note is secured, by a pledge of the shares purchased, under the terms of a Securities Pledge Agreement (the “Pledge”) between the parties. As a result of this transaction, a change in control of the company has occurred, and Mr. Crawford is the owner of approximately 70% of our issued and outstanding common stock. In connection with the change in control, Mr. Crawford was appointed as our new sole officer and director, as described in Item 5.02, below.

In the event of Mr. Crawford’s future uncured default under the Note, Dr. and Mrs. Yawn would be entitled to foreclose on the shares purchased pursuant to the terms of the Pledge. There are no other arrangements known to the company, the operation of which may, at a subsequent date, result in a change in control of the registrant.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective September 9, 2016, and in connection with the change in control discussed above, Johnie M. Yawn and Vicki L. Yawn resigned from all officer and director positions, and George Carter resigned from our board of directors. Concurrently with these resignations, our board of directors appointed Daniel Crawford to act as our CEO, CFO, and a member of our board of directors. There was no known disagreement with Dr. Yawn, Mrs. Yawn, or Mr. Carter on any matter relating to our operations, policies or practices.

Daniel Crawford has worked with both large and small consumer packaged goods brands, and has had experience launching a consumer packaged goods company in early stages. During his time in business development with Revolver Brewing in Dallas, Texas, he grew the business by over 100% percent and learned while wearing many hats for the organization. In this environment, he gained a lot of knowledge in consumer packaged goods and worked with major retailers like Kroger, Whole Foods, HEB, and Albertson's.

Daniel graduated from the Rawls College of Business, at Texas Tech University. This is where Daniel realized that his skill set and interests centered on building brands. During his time at school, he worked for GMR Marketing, helping to launch the shows Girls and Game of Thrones for its client HBO. This role taught him the ins and outs of guerrilla and social media marketing, two very important areas in modern marketing. He gained some initial consumer packaged goods experience working for Pura Vida Tequila, holding promotions and representing them in West Texas.

Mr. Crawford has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.  At this time, we do not have a written employment agreement or other formal compensation agreement with Mr. Crawford.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HealthTalk Live, Inc.

Date: September 15, 2016	By:	/s/ Daniel Crawford
Daniel Crawford
Chief Executive Officer

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